Exhibit 21.1
Subsidiaries of the Registrant
TeleCommunication Systems Corp. of Maryland, a Maryland corporation
TeleCommunication Systems (Holdings) Limited, a United Kingdom corporation
TeleCommunication Systems Limited, a United Kingdom corporation
TeleCommunication Systems (Maryland) AB, a Sweden corporation
TeleCommunication Systems Benelux BV, a Netherlands corporation
TeleCommunication Systems Iberian, SA, a Spain corporation
TeleCommunication Systems Technology Limited, a United Kingdom corporation
Aether Systems (UK) Limited, a United Kingdom corporation